CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Atlas U.S. Tactical Income Fund, Inc. relating to the financial statements and financial highlights of Atlas U.S. Tactical Income Fund, Inc. Such financial statements and financial highlights appear in the September 30, 2022 Annual Report to Shareholders

BBD, LLP

Philadelphia, Pennsylvania

January 29, 2024